Exhibit 99.1

OriginClear Texas Unit More Than Doubles Revenue from Q2 to Q3

Company’s initial guidance ahead of quarterly filings indicates revenues on growth trend.

Los Angeles, CA – October 31, 2017 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today issued preliminary guidance that its Dallas-based subsidiary, Progressive Water Treatment (PWT) more than doubled its revenue from the second to the third quarter.

Subject to final adjustments, revenue for the third quarter was $1,139,588, a 128 percent increase over the second quarter of 2017, and a 22 percent gain over the same quarter last year. While substantially up over the previous quarter, gross profits were $202,630 in the third quarter of 2017 versus $363,680 for the same quarter in 2016.

“I’m very pleased with the substantial increase in PWT’s business,” said Bill Charneski, President of the OriginClear Group, which makes acquisitions and manages them. “I congratulate each and every employee of PWT for their hard work and dedication.”

OriginClear will issue final numbers, including consolidations, in the upcoming quarterly filings, due 15 November.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Katy Poniatowski

Antenna Group

415-977-1922

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com